TFS Financial Corporation
Amended & Restated 2008 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Marc A. Stefanski
December 18, 2025

TFS Financial Corporation
Amended & Restated 2008 Equity Incentive Plan
Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of Restricted Stock Units (“RSUs”) by TFS Financial Corporation, a Federal corporation (the “Company”), to the Participant named below, pursuant to the provisions of the TFS Financial Corporation Amended & Restated 2008 Equity Incentive Plan (the “Plan”).
You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.
The Plan provides a description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:
Participant: Marc A. Stefanski
Date of Grant: December 18, 2025
Number of RSUs Granted: 215,200
Purchase Price: None

1.    Employment With the Company. Except as may otherwise be provided in Sections 6, 7, and 8, the RSUs granted hereunder are granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries either in the role of Chief Executive Officer or as Executive Chairman from the Date of Grant through (and including) the vesting date, as set forth in Section 2 (referred to herein as the “Period of Restriction”).
This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted in the future RSUs or other Awards under the Plan.
2.    Vesting. Except as hereinafter provided, the RSUs shall vest according to the following schedule, provided the Participant has continued in the employment of the Company or its Subsidiaries through such anniversary or anniversaries.

Vesting Date	Number of RSUs Vesting	Cumulative Number of RSUs Vesting

December 10, 2030	215,200	215,200

3.    Timing of Payout. Payout of all vested RSUs shall occur as soon as administratively feasible after vesting, but in no event later than sixty (60) days after the vesting; provided, however, that if the Participant is then a “Specified Employee” under Section 409A and the RSUs are to be paid out in accordance with Sections 6 below, the RSUs shall be paid out in accordance with Section 8.1(oo)(v) of the Plan. Notwithstanding anything to the contrary in this Agreement, upon the vesting of any RSUs or the RSUs becoming subject to taxation prior to vesting pursuant to Sections 6 below, the Company may, in its sole discretion, distribute Stock of the Company subject to vested or, in the case of RSUs becoming subject to taxation prior to vesting, unvested RSUs to pay Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, Section 3121(a) and Section 3121(v)(2) on the vesting of RSUs or the taxation of the RSUs prior to vesting pursuant to Sections 6 below and to pay income tax at source on wages imposed under Section 3401 or the corresponding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount and, pursuant to Section 13(c) of this Agreement, the Company may retain such Stock to satisfy the minimum amount of such required tax withholding.

4.    Form of Payout. Vested RSUs will be paid out solely in the form of shares of Stock of the Company.
5.    Dividend Equivalent and Voting Rights. During the period that the RSUs remain outstanding, Participant shall be entitled to Dividend Equivalent Rights in the form of a cash payment from the Company equal in value to the amount of any cash dividend paid per share of Stock by the Company, multiplied by the number of shares vested and paid out under Section 2. The Dividend Equivalent Rights shall be paid out at the same time as the RSUs are paid out in accordance with Section 3. The Participant shall not have voting rights with respect to the RSUs.
6.    Termination of Service by Death or Disability. In the event the employment of the Participant with the Company or its Subsidiaries is terminated by reason of death or Disability (as defined by the U.S. Social Security Administration), all RSUs held by the Participant at the date of termination and still subject to the Period of Restriction shall immediately become fully vested as of the date of termination.
7.    Termination of Service for Other Reasons. If the employment of the Participant with the Company or its Subsidiaries shall terminate for any reason other than the reasons set forth in Sections 6, all RSUs held by the Participant at the date of termination and still subject to the Period of Restriction shall be forfeited. Further, in the event that Participant is no longer serving full-time in the role of Chief Executive Officer or in the alternative, as Executive Chairman, all RSUs held by the

Participant at the date that he no longer serves in such capacity that are still subject to the Period of Restriction shall be forfeited
8.    Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of employment, the Period of Restriction imposed on the RSUs shall immediately lapse, with all such RSUs vesting subject to applicable federal and state securities laws. Notwithstanding anything to the contrary in this Agreement, payout of all vested RSUs shall occur as soon as administratively feasible following a Change in Control, but in no event later than sixty (60) days after the effective date of the Change in Control.
9.    Restrictions on Transfer. RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.
10.    Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee to prevent dilution or enlargement of rights.
11.    Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
12.    Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. The Participant’s employment shall continue to be on an “at-will” basis.
13.    Miscellaneous.
(a)    This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(b)    The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan (except as provided in Section 2.9, 3.4 or 6.2 of the Plan) may in any material way adversely impair the Participant’s rights under this Agreement, without the written consent of the Participant.
(c)    The Company’s obligation to payout RSUs under this Agreement is subject to withholding of all federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy such taxes required by law to be withheld with respect to any payout to the Participant under this Agreement.
    The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.
(d)    The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.
(e)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(f)    All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(g)    To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
(h)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.
        TFS Financial Corporation

    ________________________

    Secretary

ATTEST:

______________________    ________________________

    Participant